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Exhibit 4.1

EXECUTION COUNTERPART

AMENDMENT NO. 1
TO
THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

        AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 7, 2002 among: UNITED STATIONERS SUPPLY CO., a corporation duly organized and validly existing under the laws of the State of Illinois (together with its successors and assigns, the "Company"); UNITED STATIONERS INC., a corporation duly organized and validly existing under the laws of the State of Delaware (together with its successors and assigns, the "Guarantor" and, together with the Company, the "Obligors"); and JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), as agent for the lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

        The Company, the Guarantor, the lenders party thereto (the "Lenders") and the Administrative Agent are parties to a Third Amended and Restated Credit Agreement dated as of June 29, 2000 (as amended, modified and supplemented and in effect, the "Credit Agreement"), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by the Lenders to the Company.

        The Obligors have requested certain amendments to the Credit Agreement and, accordingly, the parties hereto hereby agree as follows:

        Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.

        Section 2. Amendment. Effective as provided in Section 3 below, the Credit Agreement shall be amended as follows:

        2.01. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein" and "hereof") shall be deemed to be references to the Credit Agreement as amended hereby.

        2.02. Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions (to the extent not already included in said Section 1.01) and inserting the same in the appropriate alphabetical locations and by amending in their entirety the following definitions (to the extent already included in said Section 1.01), as follows:

          "Amendment No. 1 Effective Date" shall mean the date as of which Amendment No. 1 dated as of May 7, 2002 to this Agreement shall become effective.

          "Permitted Investments" shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; (c) commercial paper rated A-1 or better or P-1 by Standard & Poor's Ratings Services ("S&P") or Moody's Investors Services, Inc. ("Moody's"), respectively, maturing not more than 90 days from the date of acquisition thereof; and (d) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

        2.03. The last sentence of Section 1.02(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "Notwithstanding the foregoing, all calculations made for the purpose of determining compliance with the financial covenants contained in this Agreement shall be prepared utilizing the first-in-first-out basis of inventory valuation."

        2.04. Section 2.10(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

          (d) Sale of Assets. Without limiting the obligation of the Company to obtain the consent of the Majority Lenders pursuant to Section 9.05 hereof to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition occurring after the Amendment No. 1 Effective Date (herein, the "Current Disposition"), and of all prior Dispositions occurring after the Amendment No. 1 Effective Date as to which a prepayment has not yet been made under this Section 2.10(d), shall exceed $15,000,000 then, no later than five Business Days prior to the occurrence of the Current Disposition, the Company will deliver to the Lenders a statement, certified by a Responsible Officer of the Company, in form and detail reasonably satisfactory to the Administrative Agent, of the amount of the anticipated Net Available Proceeds of the Current Disposition and of all such prior Dispositions as to which a prepayment has not yet been made under this Section 2.10(d) and will prepay, upon receipt of such Net Available Proceeds, Loans (and/or provide cover for Letter of Credit Liabilities as specified in paragraph (g) below), and the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions as to which a prepayment has not been made under this Section 2.10(d) in excess of $15,000,000, such prepayment and reduction to be effected in each case in the manner and to the extent specified in paragraph (f) of this Section 2.10. Notwithstanding the foregoing, neither the Disposition of Receivables by the Company or any of its Subsidiaries to the Receivables Company or to the United Stationers Receivables Master Trust in connection with the Receivables Financing nor the Disposition for fair value of any Part A Property shall be a "Disposition" for purposes of the preceding sentence. If, however, any Part B Property is disposed of within one year prior to or after the Disposition of Part A Property located in the same geographical area, the Company shall, within one year of the last of such Dispositions, apply the Net Available Proceeds of such Dispositions to (i) the purchase or construction of a replacement facility or (ii) the prepayment of the Loans (and/or the provision of cover for Letter of Credit Liabilities as specified in paragraph (g) below) and the reduction of Commitments as provided above."

        2.05. Section 8.09 of the Credit Agreement is hereby amended by deleting the last sentence of such Section in its entirety.

        2.06. Clause (v) of Section 9.05(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(v) other Properties sold for fair value, provided that at least 75% of the proceeds of each such sale shall be received in cash and the aggregate Net Available Proceeds received from the sale of such Properties and all other Properties sold pursuant to this clause (v) after the Amendment No. 1 Effective Date shall not exceed $15,000,000."

        2.07. Clause (i) of Section 9.05(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

          "(i) any Subsidiary (including TOPCO) of the Company may be merged or consolidated with or into: (x) the Company if the Company shall be the continuing or surviving corporation or

  (y) any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;"

        2.08. Section 9.08(p) is hereby amended by deleting the reference therein to "$10,000,000" and replacing it with "$20,000,000".

        2.09. Clause (iii) of Section 9.09(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(iii) acquire shares of its common stock in an aggregate amount not exceeding $150,000,000,"

        2.10. Part A of Schedule IV of the Credit Agreement is hereby supplemented by adding thereto the properties identified on Schedule A attached to this Amendment No. 1 and each reference in the Credit Agreement to "Part A Property" shall be deemed to include the properties described on Schedule A attached to this Amendment No. 1.

        Section 3. Effectiveness. The amendments to the Credit Agreement set forth in Section 2 above shall become effective as of the date hereof upon (i) receipt by the Administrative Agent of (x) the written consent of the Majority Lenders to this Amendment No. 1 and (y) one or more counterparts of this Amendment No. 1 duly executed by each party hereto and (ii) payment by the Company of the amendment fee agreed in writing to be paid in connection with this Amendment No. 1 to the Administrative Agent for account of each Lender entitled thereto.

        Section 4. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.

UNITED STATIONERS SUPPLY CO.
By:	/s/ BRIAN S. COOPER Brian S. Cooper
Title:	Treasurer
UNITED STATIONERS INC.
By:	/s/ KATHLEEN S. DVORAK Kathleen S. Dvorak
Title:	CFO
ADMINISTRATIVE AGENT
JPMORGAN CHASE BANK, as Administrative Agent
By:	/s/ RANDOLPH E. CATES Randolph E. Cates
Title:	Vice President

SCHEDULE A

        Supplement to Schedule IV

Georgia

  Norcross—6448 Best Friend Road

Ohio

  Sharonville (Cincinnati area)—9775 International Blvd.

AUTHORIZATION AND CONSENT:

        The undersigned Lender party to the Third Amended and Restated Credit Agreement dated as of June 29, 2000 with United Stationers Supply Co. referred to above hereby authorizes and directs the Administrative Agent to execute and deliver on behalf of such Lender Amendment No. 1 to the Third Amended and Restated Credit Agreement substantially in the form attached hereto.

Full Name of Lender:
By:
Title:
Name:
Date:

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  Exhibit 4.1
  SCHEDULE A
AUTHORIZATION AND CONSENT